Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

180 LIFE SCIENCES CORP.

180 Life Sciences Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is 180 Life Sciences Corp.

SECOND: The original name of the Company was KBL Merger Corp. IV. The date on which the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is September 7, 2016. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 2, 2017. The Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 6, 2020.

THIRD: That, upon action by unanimous written consent in lieu of a meeting of the Board of Directors of the Corporation (the “Board”), effective on July 29, 2025, the following resolutions were duly adopted, declaring advisable and approving the following amendment to the Certificate of Incorporation of the Corporation:

WHEREAS, Sections 242(a)(1) and 242(d)(1) of the General Corporation Law of the State of Delaware provide that the board of directors of a corporation may amend its certificate of incorporation after receipt of payment for its capital stock to change its corporate name without submitting such amendment to a vote of its stockholders; and

WHEREAS, the Board declares it advisable and in the best interest of the Corporation and its stockholders to amend the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), to change the name of the Corporation from ‘180 Life Sciences Corp.’ to ‘ETHZilla Corporation’ (the “Corporate Name Change”).

NOW, THEREFORE, BE IT:

RESOLVED, that, at the Effective Time (defined below), ARTICLE I of the Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

“ARTICLE I

NAME

The name of the corporation is ETHZilla Corporation (the “Corporation”).”

RESOLVED, that, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to file a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Delaware, and to take all other actions necessary or appropriate to affect the Corporate Name Change.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware without a meeting or vote of the Corporation’s stockholders.

FIFTH: That this Certificate of Amendment to the Certificate of Incorporation shall be effective on August 18, 2025, at 12:01 a.m. Eastern Standard Time (the “Effective Time”).

IN WITNESS WHEREOF, 180 Life Sciences Corp. has caused this certificate to be signed by Blair Jordan, its Chief Executive Officer, this 12th day of August 2025.

180 LIFE SCIENCES CORP.

By:	/s/ Blair Jordan
Blair Jordan
Chief Executive Officer